Exhibit 99.1

Waterstone Financial, Inc. Announces Results of Operations for the Year Ended December 31, 2012.

WAUWATOSA, WI – 3/1/2013 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported net income of $34.9 million, or $1.12 per diluted share, for the year ended December 31, 2012 compared to a net loss of $7.5 million, or $0.24 per diluted share, for the year ended December 31, 2011.  Pretax income was $22.7 million in 2012 as compared to a loss of $6.9 million in 2011.  The 2012 tax benefit of $12.2 million was due primarily to the reversal of net deferred income tax valuation allowances established in 2008 due to the uncertainty of the subsequent realization of the net deferred tax assets.  At December 31, 2012, analysis concluded that it was more likely than not that net deferred tax assets would be realized in subsequent periods.

"2012 will be remembered as one of the best years in WaterStone Bank's 91 year history," commented Doug Gordon, President and Chief Executive Officer of WaterStone Bank. "With a strong return to profitable operations, and substantial improvement in the real estate market, WaterStone Bank has been released from our regulatory consent order," Gordon went on to say. "That positions us for future growth as a strong, stable institution with valuable product and service offerings for new and existing, loyal customers."

The Waterstone mortgage banking segment reported pretax income of $19.2 million for the year ended December 31, 2012 compared to $3.0 million for the year ended December 31, 2011.  The significant increase in mortgage banking income was the result of an increase in the volume of loans originated and sold, the margins earned on the transactions and the overall decline in interest rates throughout the year.  The community banking segment pretax income for 2012 totaled $2.6 million compared to a pretax loss of $10.7 million in 2011.  Community banking operations were positively impacted by a $13.7 million decline in its provision for loan losses from $22.0 million in 2011 to $8.3 million in 2012.

The decline in the provision for loan losses in 2012 is the result of stabilized Waterstone asset quality.  During the year ended December 31, 2012, Waterstone's past due loans have declined by 20.3%, impaired loans have declined by 21.8% and nonperforming assets have declined by 18.0%.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is a single-bank, thrift holding company headquartered in Wauwatosa, WI.  With $1.66 billion in assets at December 31, 2012, Waterstone has eight community bank branches in the metropolitan Milwaukee market and mortgage banking offices in 11 states around the country.  Additional financial detail related to WaterStone Bank, SSB can be found on the FDIC web site (www.fdic.gov) under the "Industry Analysis" tab.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's Annual Report on Form 10-K for the year ended December 31, 2011 and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

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WATERSTONE FINANCIAL, INC.
FINANCIAL HIGHLIGHTS

	At or For the Year Ended December 31,
	2012	2011
	(in thousands except ratios)
	(Unaudited)
Income Statement Data:
Net income (loss)	34,914	(7,473)
Net interest income	41,945	46,516
Provision for loan losses	8,300	22,077
Mortgage banking income	87,375	39,485
Compensation and benefits	63,507	39,159
Real estate owned expense	8,746	12,140
Income tax expense (benefit)	(12,204)	562

Asset Quality Data:
Allowance for loan losses	31,043	32,430
Net charge-offs	9,687	18,822
Total past due loans	74,450	93,410
Impaired loans	94,971	121,397
Real estate owned	35,974	56,670

Performance Ratios:
Return (loss) on average assets	2.07%	(0.43%)
Return (loss) on average equity	18.89%	(4.47%)
Interest rate margin	2.62%	2.82%
Efficiency ratio	76.71%	83.10%

Balance Sheet Data:
Total assets	1,661,076	1,712,851
Securities available for sale	205,017	206,519
Loans receivable, net	1,102,629	1,184,234
Total deposits	939,513	1,051,292
Long-term borrowings	434,000	434,000
Total shareholders' equity	202,634	166,372

Capital Ratios:
Equity to total assets at end of the period	12.20%	9.71%
Tier I capital to risk weighted assets (bank only)	17.34%	14.58%
Tier I capital to average assets (bank only)	11.13%	9.16%

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